Exhibit 99.1

Scorpius Holdings Achieves 359% Year-Over-Year Increase
in Revenue for the First Quarter of 2024

Reduces operating expenses by 34% and net loss by 64%

Durham, NC – May 28, 2024 –Scorpius Holdings, Inc (NYSE American: SCPX) (‘Scorpius” or “the Company”), an integrated contract development and manufacturing organization (“CDMO”), today provided strategic, financial, and operational updates for the first quarter ended March 31, 2024.

Jeff Wolf, CEO of Scorpius Holdings, Inc., stated, “We are successfully executing our strategy to enhance revenue and reduce costs as we seek to become cash flow positive in the near future. This quarter is indicative of this goal as we achieved a 359% increase in revenue while reducing operating expenses by 34% over the same period last year. We believe this performance reinforces the growing demand for our services and our prudent financial management.  Moreover, we have built a highly scalable business model poised to generate meaningful cash flow as we continue to grow our sales and increase utilization of our state-of-the-art San Antonio campus, which we anticipate will allow us to achieve meaningful operating leverage. We are very confident that the future for Scorpius is brighter than ever, with significant industry-wide capacity shortages, and our growing revenue backlog, which stood at $10.8 million as of March 31, 2024.”

2023 Financial Results

For the three months ended March 31, 2024, the Company recognized $3.5 million of revenue from process development. For the three months ended March 31, 2023, the Company recognized $0.7 million of process development revenue and $0.1 million of license revenue. The increase in process development revenue was attributable to the expanded biomanufacturing operations and service offerings of the CDMO.

Cost of revenues were $0.9 million and $0.6 million for the three months ended March 31, 2024, and 2023, respectively, and primarily consisted of the direct cost of labor, overhead and material costs at Scorpius. The increase in cost of revenues was due to the expanded service offerings and completed milestone work on multiple CDMO contracts.

Research and development expenses were $3.9 million for the three months ended March 31, 2024, compared to $6.3 million for the three months ended March 31, 2023.

Selling, general and administrative expenses were $5.0 million and $6.5 million for the three months ended March 31, 2024, and 2023, respectively. The decrease of $1.5 million was primarily due to decreases in marketing expense of $0.5 million, consultant labor of $0.5 million, and stock-based compensation of $0.5 million.

For the three months ended March 31, 2024, the change in fair value of contingent earn-out receivable, related party, was $1.0 million. This change was primarily due to an increase in expected value of the earn-out due to a new contract received by Elusys Therapeutics.

Total non-operating income was $0.7 million for the three months ended March 31, 2024, which primarily consisted of $1.0  million from the sale of an intellectual property license, partially offset by $0.2 million of interest expense on finance leases, and $0.1 million change in fair value of convertible promissory note, related party. Total non-operating income was $0.1 million for the three months ended March 31, 2023, which primarily consisted of $0.2 million of interest income, $0.1 million of unrealized gain on short-term investment balances, partially offset by $0.2 million of interest expense on finance leases and other expense.

Net loss attributable to Scorpius was approximately $4.4 million, or ($0.16) per basic and diluted share, for the three months ended March 31, 2024, compared to approximately $12.8 million, or ($0.49) per basic and diluted share, for the three months ended March 31, 2023.

As of March 31, 2024, the Company had approximately $1.7 million in cash, cash equivalents, and short-term investments. On May 16, 2024, the Company consummated a public offering  resulting in aggregate gross proceeds of approximately $6.0 million, before deducting underwriting discounts and other offering expenses.

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as becoming cash flow positive in the near future, enhanced revenue and decreased operating expenses reinforcing the growing demand for the Company’s  services and its prudent financial management; the business model being poised to generate meaningful cash flow;  continuing to grow sales and increase utilization of the state-of-the-art San Antonio campus which will allow the Company to achieve meaningful operating leverage,  the future for Scorpius being brighter than ever. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to expand its large molecule biomanufacturing CDMO services, attract new customers, profit from its bookings  and continue to grow revenue; the ability to capture a meaningful market share; the ability to generate meaningful cash flow and become cash flow positive;  the Company’s financing needs, its cash balance  being sufficient to sustain operations and its ability to raise capital when needed, the Company’s ability to leverage fixed costs and achieve long-term profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to successfully promote its services and compete as  a pure- play CDMO, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com